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EXHIBIT 23

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 filed on March 26, 1999) pertaining to the Sonic Foundry, Inc. 1995 Stock Option Plan, the Sonic Foundry, Inc. Non-Employee Directors Stock Option Plan and the Shareholder Relations Consultant Warrants, (ii) the Registration Statement (Form S-3 filed on November 12, 1999) pertaining to shares of common stock issuable upon conversion of debentures and exercise of certain warrants, and (iii) the Registration Statement (Form S-3 filed on October 25, 1999) pertaining to shares of common stock issuable upon exercise of certain warrants of our report dated November 5, 1999, with respect to the financial statements and schedule of Sonic Foundry, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1999.

                                      /s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 13, 1999